UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2023

Pillarstone Capital REIT
(Exact name of registrant as specified in its charter)

Maryland	001-15409	39-6594066
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

19407 Park Row, Suite 140 Houston, Texas	77084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 747-9997

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 1, 2023, Whitestone Uptown Tower, LLC, an indirect subsidiary of the registrant, filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”).

The filing of the petition constituted an event of default under Whitestone Uptown Tower’s mortgage loan for its Uptown Tower office building (the “Uptown Loan”).

As previously disclosed, on August 3, 2023, Whitestone Uptown Tower received a letter with the subject line of Notice of Default and Demand for Payment (the “Default Notice”) from counsel for the lender and Rialto Capital Advisors, LLC, the special servicer for the Uptown Loan. The Default Notice asserted non-monetary defaults resulting from Whitestone REIT Operating Partnership, L.P.’s (“Whitestone OP”) failure to comply with the loan agreement in connection with the 2016 contribution agreement between Whitestone OP, the registrant, and Pillarstone Capital REIT Operating Partnership LP (“Pillarstone OP”). Whitestone OP, a subsidiary of Whitestone REIT, is the guarantor of the Uptown Loan.

The Default Notice also alleged another non-monetary default caused by the Whitestone TRS, Inc.’s termination of its management agreement for Uptown Tower in August 2022. Whitestone TRS, Inc. is a subsidiary of Whitestone REIT.

In addition, the Uptown Loan matured on October 1, 2023. The registrant and the borrower had been working to extend the maturity date and to find new financing or a buyer for the Uptown Tower property. However, on October 19, 2023, Whitestone objected to a proposed sale of the Uptown Tower property under the Status Quo Order issued by the court in the registrant’s previously disclosed lawsuit Whitestone OP instituted against the registrant in the Delaware Court of Chancery.

Representatives of the registrant’s board of trustees attempted to initiate discussions with Whitestone REIT to address these matters in in November 2023 with representatives of Whitestone REIT’s board of trustees. However, in October and November 2023, Rialto Capital Advisors delivered notices of foreclosure sale to Whitestone Uptown Tower providing notice that, among other things, as of the maturity date, the borrower failed to repay all amounts due under the note, and making a demand on (1) the borrower and all persons and entities obligated on the promissory note evidencing the mortgage loan (except to the extent that the obligation is expressly limited by written contract or applicable law) for payment in full of the entire indebtedness, and on (2) the borrower for payment of rents and proceeds of any rents to which the lender is entitled under the mortgage loan documents and Texas Property Code chapter 64, Assignment of Rents to Lienholder. The notice also included a notice of foreclosure sale of Uptown Tower scheduled for December 5, 2023.

On November 17, 2023, the special servicer provided a preliminary estimate of the payoff amounts for the Uptown Loan. The estimated payoff amount was listed as approximately $18.8 million, net of escrows and reserves, which included an outstanding principal balance of approximately $14.4 million and approximately $6.5 million of default interest.

On December 1, 2023, Whitestone Uptown Tower issued a press release relating to the filing, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release of Whitestone Uptown Tower, LLC
104	Cover Page Interact Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:December 1, 2023	Pillarstone Capital REIT By:/s/ Bradford D. Johnson Bradford D. Johnson President and Chief Executive Officer